[Aetna letterhead]
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                                               151 Farmington Avenue
                                               Hartford, CT 06156


                                               Julie E. Rockmore
                                               Counsel
                                               Law Division, RE4A
                                               Investments & Financial Services
                                               (860) 273-4686
November 18, 1997                              Fax: (860) 273-8340

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549

Re:   Aetna Life Insurance and Annuity Company
      Post-Effective Amendment No. 1 to
      Registration Statement on Form S-2, File No. 333-24645
      Prospectus Title: ALIAC Guaranteed Account

Dear Sirs:

As Counsel of Aetna Life Insurance and Annuity Company (the "Company"), I have represented the Company in connection with the ALIAC Guaranteed Account (the "Guaranteed Account"), a guaranteed interest option available under certain variable annuity contracts, and the Form S-2 Registration Statement relating to such account.

In connection with such representation, I have reviewed Post-Effective Amendment No. 1 to the Registration Statement on Form S-2 for the Guaranteed Account, including the prospectus, the prospectus supplement, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Guaranteed Account are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when sold, will have been legally issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 1 to the Registration Statement.

Sincerely,




/s/ Julie E. Rockmore
Julie E. Rockmore
Counsel
Aetna Life Insurance and Annuity Company